Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

April 8, 2009

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Discover Financial Services, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of: (i) 1,224,558 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”); (ii) a warrant (the “UST Warrant”) to purchase up to 20,500,413 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and (iii) the 20,500,413 shares of Common Stock issuable upon exercise of the UST Warrant (the “Warrant Shares”).

The Series A Preferred Stock and the UST Warrant were issued pursuant to a Letter Agreement, dated as of March 13, 2009 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, including the Securities Purchase Agreement — Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”). The Series A Preferred Stock, the UST Warrant and the Warrant Shares may be offered and sold by certain holders thereof from time to time as set forth in the Registration Statement, the Prospectus contained therein and any amendments or supplements thereto.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions expressed below, we have examined (i) the Registration Statement and exhibits filed therewith, (ii) the Securities Purchase Agreement, (iii) the UST Warrant, (iv) the Company’s Certificate of Incorporation and By-Laws, each as amended to date, and (v) certain resolutions of the Board of Directors of the Company and Committees thereof as provided to us by the Company. Further, for purposes of expressing the below opinions, we have relied, as to various questions of fact material thereto, upon the representations made in the Securities Purchase Agreement and upon certificates of officers of the Company. We have also

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Discover Financial Services

April 8, 2009

examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination and the conformity with the original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) of the SEC or any successor to such website such as IDEA.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The shares of Series A Preferred Stock have been legally issued and are fully paid and non-assessable.

2. The UST Warrant constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws of general applicability relating to or affecting creditors’ rights generally and to general equitable principles, regardless of whether considered in a proceeding in equity or at law.

3. The Warrant Shares will be validly issued, fully paid and non-assessable when certificates representing the Warrant Shares shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto upon exercise of the Warrant assuming (i) the exercise of the Warrant is in accordance with its terms (including, without limitation, payment of the exercise price to the Company in connection therewith) and (ii) that a sufficient number of shares of Common Stock is authorized and reserved and available for issuance at the time of exercise.

With respect to any instrument or agreement executed or to be executed by any party (other than the Company), we have assumed, to the extent relevant to the opinions set forth herein, that (i) such party (if not a natural person) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of formation or organization and (ii) such party has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by, and is a valid, binding and enforceable agreement or obligation, as the case may be, of such party. With respect to the Warrant Shares, we have assumed, to the extent relevant to the opinions set forth herein, that (i) the authorization thereof will not have been modified or rescinded, and there

Discover Financial Services

April 8, 2009

will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof and (ii) the Certificate of Incorporation of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

This letter is limited to the General Corporation Law of the State of Delaware, the laws of the State of New York and the Federal laws of the United States of America. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder.

We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP